Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE
April 27, 2009	Media contacts:
Peter Thonis
212-395-2355
peter.thonis@verizon.com

Bob Varettoni
908-559-6388
robert.a.varettoni@verizon.com

Verizon Communications Reports Revenue, Earnings

and Cash Flow Growth in 1Q 2009

Sales of Verizon Wireless, FiOS Internet and TV, and Strategic Business Services Show Continued Strength

1Q 2009 HIGHLIGHTS

Consolidated Results

•	58 cents in EPS and 63 cents in adjusted EPS (non-GAAP), compared with 1Q 2008 EPS of 57 cents and 61 cents, respectively.

•	$6.4 billion in cash flows from operations, up $1.0 billion, or 19.1 percent, year over year.

•	Capital expenditures totaled $3.7 billion; free cash flow totaled $2.7 billion, up $1.5 billion.

Wireless

•	86.6 million total customers, up 28.8 percent; 84.1 million retail customers, up 29.0 percent; 1.3 million net customer additions, excluding acquisitions and adjustments, almost all retail.

•

29.6 percent increase in total revenues; industry-leading retail postpaid churn, 1.14 percent; data revenues up 56.2 percent; 28.2 percent operating income margin and 46.0 percent EBITDA margin on service revenues (non-GAAP).

•	Integration of Alltel operations on schedule.

Wireline

•	299,000 net new FiOS TV customers and a record 298,000 net new FiOS Internet customers, for a total of 2.2 million FiOS TV customers and 2.8 million FiOS Internet customers.

•	13.7 percent increase in consumer ARPU.

•	7.5 percent increase in strategic business services revenues.

Verizon News Release, page 2

NEW YORK — Verizon Communications Inc. (NYSE:VZ) today reported that its revenue and earnings continued to grow in the first quarter 2009 and that it continued to generate strong cash flows. Despite the general economic climate, sales remained strong for wireless, FiOS and strategic business services.

Verizon reported diluted earnings per share (EPS) of 58 cents in the first quarter 2009, up 1.8 percent from 57 cents per share in the first quarter 2008. On an adjusted basis (non-GAAP), first-quarter 2009 earnings were 63 cents per share, up 3.3 percent from first-quarter 2008 earnings of 61 cents per share.

Verizon’s total operating revenues grew 11.6 percent to $26.6 billion, compared with the first quarter 2008, as the company added revenues from its acquisition of Alltel Corporation in early January 2009. On a pro forma basis (determined by consolidating the operating results of Verizon and the former Alltel as though the acquisition had occurred on Jan. 1, 2008), revenue growth was 3.3 percent.

Cash flows from operations totaled $6.4 billion for the first three months of 2009, up $1.0 billion, or 19.1 percent, over the same period last year. Capital expenditures totaled $3.7 billion in the first quarter 2009, and free cash flow (cash flows from operations minus capital expenditures) totaled $2.7 billion, up $1.5 billion from the first quarter 2008.

Disciplined Approach in Challenging Environment

“Our business groups executed with excellence in the first quarter,” said Verizon Chairman and CEO Ivan Seidenberg. “Our operational and financial discipline produced continued revenue and earnings growth, as well as an expansion of our already strong operating

Verizon News Release, page 3

cash flows. A highlight of the quarter was our successful completion of the Alltel acquisition. We quickly began integration efforts, and we are aggressively pursuing synergies.”

Seidenberg added: “In this challenging economic environment, we remain focused on delivering value to customers and on returning cash to our shareowners, with an attractive dividend. Verizon is in a unique position. We are tapping into new market opportunities in wireless, broadband, video and global enterprise, and we already have the assets and capabilities to sustain our cash flows and grow total shareholder returns.”

Wireless Again Delivers on Growth and Profitability Model

Verizon Wireless delivered strong net customer additions and sustained high margins. In the first quarter 2009:

•

Wireless retail (non-wholesale) gross customer additions (excluding customers acquired in the Alltel acquisition) were strong, up 32.5 percent over the prior year. On a pro forma basis, retail gross customer additions were up 4.3 percent.

•

Verizon Wireless had 86.6 million customers at the end of the quarter, an increase of 28.8 percent year over year. This includes 13.2 million net total customer additions, after conforming adjustments, from the Alltel acquisition. Verizon Wireless is the largest wireless company in the U.S. in terms of total customers and revenues.

•

The company also has the most retail customers of any U.S. wireless company and continued to grow its high-quality base, adding 1.3 million net retail customers (excluding customers acquired in the Alltel acquisition) for a total of 84.1 million retail customers.

•	Verizon Wireless had industry-leading retail post-paid churn of 1.14 percent; total churn was an industry-leading 1.47 percent.

Verizon News Release, page 4

•

Revenues totaled $15.1 billion, up 29.6 percent year over year and up 9.0 percent on a pro forma basis. Service revenues were $13.1 billion, up 28.9 percent year over year and up 10.5 percent on a pro forma basis, with continued growing demand for data services. Data revenue was $3.6 billion in the first quarter 2009, up 56.2 percent, or 36.8 percent on a pro forma basis, from the first quarter 2008.

•

Service ARPU (average monthly service revenue per user) decreased 0.3 percent from the similar period a year ago, to $50.74. Total data ARPU grew by 20.8 percent to $14.16. On a pro forma basis, service ARPU increased 1.1 percent, and total data ARPU increased 25.2 percent.

•

Wireless operating income margin, adjusted for acquisition-related charges and integration costs, was 28.2 percent, up 30 basis points year over year. Adjusted on the same basis, EBITDA (earnings before interest, taxes, depreciation and amortization) margin on service revenues (non-GAAP) was 46.0 percent, an increase of 110 basis points year over year and 60 basis points on a pro forma basis.

Wireline Again Delivers on Growth of FiOS, Strategic Services

Verizon’s Wireline segment reported continued strong growth in the number of new customers of fiber-optic-based FiOS TV and FiOS Internet services, and continued increased revenues from enterprise strategic services. In the first quarter (with prior-period comparisons adjusted to reflect the impact of the spinoff of non-strategic Wireline assets):

•	Verizon added 299,000 net new FiOS TV customers. The company had 2.2 million FiOS TV customers, an increase of 83.8 percent compared with the first quarter 2008.

Verizon News Release, page 5

•

FiOS TV sales penetration (sales as a percentage of potential customers) increased to 22.9 percent, compared with 18.7 percent in the first quarter 2008. FiOS TV service was available for sale to 9.7 million premises by end of the quarter.

•	Verizon added a record 298,000 net new FiOS Internet customers. The company had nearly 2.8 million FiOS Internet customers, an increase of 55.5 percent compared with the first quarter 2008.

•

FiOS Internet sales penetration increased to 26.8 percent, compared with 23.0 percent in the first quarter 2008. FiOS Internet was available for sale to 10.4 million premises by the end of the quarter.

•	Broadband and video revenues from consumer customers in wireline mass markets totaled $1.3 billion in the first quarter 2009 — representing year-over-year quarterly growth of 36.3 percent.

•	Revenue growth from broadband and video services drove consumer ARPU to $69.97 in the first quarter 2009, a 13.7 percent increase compared with the first quarter 2008.

•

Sales of strategic business services — such as IP (Internet protocol), managed services, Ethernet and security solutions — generated $1.5 billion in revenue in the quarter, up 7.5 percent from the first quarter 2008.

Details of Earnings Adjustments

Adjusted earnings in the first quarter 2009 excluded 5 cents per share in special items: 3 cents for acquisition-related charges and 2 cents for merger integration costs, both primarily in connection with the Alltel acquisition. First-quarter 2008 adjusted earnings excluded 4 cents per share in special items: 3 cents for costs related to the spinoff of wireline access lines and 1 cent in merger integration costs in connection with the acquisition of MCI in 2006.

Verizon News Release, page 6

Additional Highlights

Wireless

•	At the end of the first quarter 2009, retail customers (postpaid and prepaid) represented 97 percent of the company’s base.

•

Verizon Wireless continued to lead the industry in cost efficiency. Monthly cash expense per customer (non-GAAP) decreased in the first quarter 2009 to $27.38, from $28.05 in the comparable period in 2008.

•	In the first quarter, data revenues were nearly 28.0 percent of all service revenues, up from 23.0 percent in the first quarter 2008.

•	Verizon Wireless continued to extend the reach of its broadband network, which is the nation’s largest and most reliable 3G (third generation) network, now covering approximately 281 million people.

•

In February, Verizon Wireless selected Ericsson and Alcatel-Lucent as vendors to supply the infrastructure that will enable the company to become the first wireless company to offer commercial LTE-based service in the U.S., starting in 2010. Field trials are under way.

•

In a move that gives consumer and business customers greater value and more control over how they use their plan minutes, the company introduced Friends & Family, which lets customers identify any five or 10 wireless or landline numbers as a calling group. Minutes used when placing or receiving calls to anyone in the Friends & Family calling group will not count against customers’ plan minutes.

•

During the quarter, Verizon Wireless customers sent or received an average of 1.4 billion text messages each day, totaling more than 127 billion text messages in the first quarter. Customers also sent nearly 2.1 billion picture/video messages and completed 48.6 million music and video downloads during the quarter.

Wireline

•

Wireline’s total first-quarter operating revenues were $11.6 billion, a decline of 3.8 percent compared with the first quarter 2008. A 0.7 percent increase in mass market revenues was offset by declines in global enterprise, global wholesale and other services. Wireline total operating expenses were $10.9 billion, a decline of 1.0 percent compared with the first quarter 2008.

•

There were 8.9 million total broadband connections in the first quarter, a net increase of 252,000 over the fourth quarter 2008 and 7.8 percent year over year. This includes a decrease of 46,000 DSL-based Verizon High Speed Internet connections, which was more than offset by the increase in FiOS Internet customers.

Verizon News Release, page 7

•

Over the past year, Verizon has added 1 million FiOS TV customers and expanded the availability of FiOS “triple-play” bundles of voice, Internet and TV services by nearly 50 percent. By the end of the first quarter, FiOS triple-play bundles were available to 9.7 million premises, or about 30 percent of the households in Verizon’s wireline network footprint, compared with 6.5 million premises at the end of the first quarter 2008.

•	Verizon’s FiOS network passed an additional 500,000 premises in the first quarter. As of the end of the quarter, the FiOS network passed 13.2 million premises.

•

Verizon Business, which serves large-business and government customers worldwide, continued its global managed security leadership, introducing a new portfolio of converged solutions that address security and performance challenges; the extension of its suite of in-the-cloud Denial of Service (DOS) Defense services; and a new Risk-Correlation service that helps prioritize current and emerging security threats within an enterprise.

•

Verizon continued to deliver on the promise of voice over IP (VoIP) and unified communications and collaboration, unveiling a new managed service enabling corporate users worldwide to more simply control their unified communications; the ability for organizations to immediately initiate conference calls from some of the most popular instant messaging applications; and enhancements to its VoIP portfolio for European customers.

•

Verizon pushed further into key global markets while increasing the resiliency and reliability of its global IP network, including receiving approval from the government of India to operate two international gateways in Mumbai and Chennai; a cooperative agreement with Telekom Malaysia Berhad to jointly develop a new Malaysian IP node and a new Internet node in Cyberjaya; and deployment of a technologically advanced “mesh architecture” network configuration in Singapore, one of the largest financial centers in Southeast Asia.

•

New agreements with multinational customers included The Agfa-Gevaert Group and Cigna Life Insurance, SA. Verizon Business also signed new contracts with several U.S. government agencies, including a prime contract under the U.S. General Service Administration’s (GSA) Alliant program and the Defense Information Systems Network Transmission Services - Pacific II (DTS-P II) contract award by the Defense Information Systems Agency (DISA). The company also continued to generate sales under GSA’s Networx program.

Notes: Comparisons are year over year unless otherwise noted. See the accompanying schedules and www.verizon.com/investor for reconciliations to generally accepted accounting principles (GAAP) for non-GAAP financial measures cited in this news release. Reclassifications of prior-period amounts have been made, where appropriate, to reflect comparable operating results for the spinoff of the Wireline segment’s non-strategic local exchange and related business assets in Maine, New Hampshire and Vermont in the first quarter of 2008. Unless stated otherwise, segment results shown are adjusted for special items.

Beginning in 2009, Verizon changed the manner in which its Wireline segment reports operating revenues to align management and product offerings to the continued evolution of the wireline business. Accordingly, there are four marketing units within the Wireline segment: Mass Markets, Global Enterprise, Global Wholesale and Other. Mass Markets includes consumer and small business revenues; Global Enterprise includes all retail revenue from enterprise customers, both domestic and international; Global Wholesale includes all wholesale revenues, both domestic and international; and Other primarily includes operator services, payphone services and revenues from the former MCI mass markets customer base.

Verizon News Release, page 8

Also starting in 2009, Verizon’s financial statements were adjusted for the adoption of Statement of Financial Accounting Standards (SFAS) No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin (ARB) No. 51, which requires that net income be reported on a consolidated basis and then attributed to controlling and noncontrolling interests.

Verizon Communications Inc. (NYSE:VZ), headquartered in New York, is a global leader in delivering broadband and other wireless and wireline communications services to mass market, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, serving more than 86 million customers nationwide. Verizon’s Wireline operations provide converged communications, information and entertainment services over the nation’s most advanced fiber-optic network. Wireline also includes Verizon Business, which delivers innovative and seamless business solutions to customers around the world. A Dow 30 company, Verizon employs a diverse workforce of more than 237,000 and last year generated consolidated operating revenues of more than $97 billion. For more information, visit www.verizon.com.

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VERIZON’S ONLINE NEWS CENTER: Verizon news releases, executive speeches and biographies, media contacts, high-quality video and images, and other information are available at Verizon’s News Center on the World Wide Web at www.verizon.com/news. To receive news releases by e-mail, visit the News Center and register for customized automatic delivery of Verizon news releases.

NOTE: This news release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: the effects of adverse conditions in the U.S. and international economies; the effects of competition in our markets; materially adverse changes in labor matters, including workforce levels and labor negotiations, and any resulting financial and/or operational impact, in the markets served by us or by companies in which we have substantial investments; the effect of material changes in available technology; any disruption of our suppliers’ provisioning of critical products or services; significant increases in benefit plan costs or lower investment returns on plan assets; the impact of natural or man-made disasters or existing or future litigation and any resulting financial impact not covered by insurance; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations or adverse conditions in the credit markets impacting the cost, including interest rates, and/or availability of financing; any changes in the regulatory environments in which we operate, including any loss of or inability to renew wireless licenses, and the final results of federal and state regulatory proceedings and judicial review of those results; the timing, scope and financial impact of our deployment of fiber-to-the-premises broadband technology; changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; our ability to successfully integrate Alltel Corporation into Verizon Wireless’ business and achieve anticipated benefits of the acquisition; and the inability to implement our business strategies.

Verizon Communications Inc.

Condensed Consolidated Statements of Income

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 3/31/09	3 Mos. Ended 3/31/08	% Change

Operating Revenues	$26,591	$23,833	11.6

Operating Expenses
Cost of services and sales	10,308	9,517	8.3
Selling, general & administrative expense	7,561	6,401	18.1
Depreciation and amortization expense	4,028	3,582	12.5

Total Operating Expenses	21,897	19,500	12.3

Operating Income	4,694	4,333	8.3
Equity in earnings of unconsolidated businesses	128	97	32.0
Other income and (expense), net	53	23	*
Interest expense	(925)	(459)	*

Income Before Provision for Income Taxes	3,950	3,994	(1.1)
Provision for income taxes	(740)	(945)	(21.7)

Net income	$3,210	$3,049	5.3

Net income attributable to noncontrolling interest	1,565	1,407	11.2
Net income attributable to Verizon	1,645	1,642	0.2

Net Income	$3,210	$3,049	5.3

Basic Earnings per Common Share
Net income attributable to Verizon	$.58	$.57	1.8

Weighted average number of common shares (in millions)	2,841	2,863

Diluted Earnings per Common Share (1)
Net income attributable to Verizon	$.58	$.57	1.8

Weighted average number of common shares-assuming dilution (in millions)	2,841	2,865

Footnote:

(1)	Diluted Earnings per Share includes the dilutive effect of shares issuable under our stock-based compensation plans, which represents the only potential dilution.

*	Not meaningful

Verizon Communications Inc.

Condensed Consolidated Statements of Income Before Special Items

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 3/31/09	3 Mos. Ended 3/31/08	% Change

Operating Revenues (1)
Domestic Wireless	$15,122	$11,669	29.6
Wireline	11,567	12,026	(3.8)
Other	(98)	(120)	(18.3)

Total Operating Revenues	26,591	23,575	12.8

Operating Expenses (1)
Cost of services and sales	10,247	9,395	9.1
Selling, general & administrative expense	7,421	6,237	19.0
Depreciation and amortization expense	3,983	3,522	13.1

Total Operating Expenses	21,651	19,154	13.0

Operating Income	4,940	4,421	11.7
Operating income impact of divested operations (1)	—	44	(100.0)
Equity in earnings of unconsolidated businesses	128	97	32.0
Other income and (expense), net	55	23	*
Interest expense	(717)	(459)	56.2

Income Before Provision for Income Taxes	4,406	4,126	6.8
Provision for income taxes	(917)	(978)	(6.2)

Net Income Before Special Items	$3,489	$3,148	10.8

Net income attributable to noncontrolling interest	1,698	1,407	20.7
Net income attributable to Verizon	1,791	1,741	2.9

Net Income Before Special Items	$3,489	$3,148	10.8

Basic Adjusted Earnings per Common Share
Net income attributable to Verizon	$.63	$.61	3.3

Weighted average number of common shares (in millions)	2,841	2,863

Diluted Adjusted Earnings per Common Share (2)
Net income attributable to Verizon	$.63	$.61	3.3

Weighted average number of common shares-assuming dilution (in millions)	2,841	2,865

Footnotes:

(1)  Reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results for the spin-off of the wireline segment’s non-strategic local exchange and related business assets in Maine, New Hampshire and Vermont in the first quarter of 2008. Reclassifications were determined using specific information where available and allocations where data is not maintained on a state-specific basis within the Company’s books and records as follows:

Revenues	$—	$258
Expenses	$—	$214

(2)	Diluted Earnings per Share includes the dilutive effect of shares issuable under our stock-based compensation plans, which represents the only potential dilution.

*	Not meaningful

Verizon Communications Inc.

Condensed Consolidated Statements of Income – Reconciliations

(dollars in millions, except per share amounts)

		Special and Non-Recurring Items
Unaudited	3 Mos. Ended 3/31/09 Reported (GAAP)	Merger Integration Costs	Acquisition Related Charges	3 Mos. Ended 3/31/09 Before Special Items

Operating Revenues	$26,591	$—	$—	$26,591

Operating Expenses
Cost of services and sales	10,308	(61)	—	10,247
Selling, general & administrative expense	7,561	(52)	(88)	7,421
Depreciation and amortization expense	4,028	(45)	—	3,983

Total Operating Expenses	21,897	(158)	(88)	21,651

Operating Income	4,694	158	88	4,940
Equity in earnings of unconsolidated businesses	128	—	—	128
Other income and (expense), net	53	—	2	55
Interest expense	(925)	—	208	(717)

Income Before Provision for Income Taxes	3,950	158	298	4,406
Provision for income taxes	(740)	(64)	(113)	(917)

Net income	$3,210	$94	$185	$3,489

Net income attributable to noncontrolling interest	1,565	44	89	1,698
Net income attributable to Verizon	1,645	50	96	1,791

Net income	$3,210	$94	$185	$3,489

Basic Earnings per Common Share (1)
Net income attributable to Verizon	$.58	$.02	$.03	$.63

Diluted Earnings per Common Share (1)	$.58	$.02	$.03	$.63
Net income attributable to Verizon

(dollars in millions, except per share amounts)

		Special and Non-Recurring Items
Unaudited	3 Mos. Ended 3/31/08 Reported (GAAP)	Merger Integration Costs	Access Line Spin-Off Related Charges	Impact of Divested Operations	3 Mos. Ended 3/31/08 Before Special Items

Operating Revenues	$23,833	$—	$—	$(258)	$23,575

Operating Expenses
Cost of services and sales	9,517	(5)	(16)	(101)	9,395
Selling, general & administrative expense	6,401	(24)	(87)	(53)	6,237
Depreciation and amortization expense	3,582	—	—	(60)	3,522

Total Operating Expenses	19,500	(29)	(103)	(214)	19,154

Operating Income	4,333	29	103	(44)	4,421
Operating income impact of divested operations	—	—	—	44	44
Equity in earnings of unconsolidated businesses	97	—	—	—	97
Other income and (expense), net	23	—	—	—	23
Interest expense	(459)	—	—	—	(459)

Income Before Provision for Income Taxes	3,994	29	103	—	4,126
Provision for income taxes	(945)	(11)	(22)	—	(978)

Net income	$3,049	$18	$81	$—	$3,148

Net income attributable to noncontrolling interest	1,407	—	—	—	1,407
Net income attributable to Verizon	1,642	18	81	—	1,741

Net income	$3,049	$18	$81	$—	$3,148

Basic Earnings per Common Share (1)
Net income attributable to Verizon	$.57	$.01	$.03	$—	$.61

Diluted Earnings per Common Share (1)
Net income attributable to Verizon	$.57	$.01	$.03	$—	$.61

Footnote:

(1)	EPS totals may not add due to rounding.

Note: See www.verizon.com/investor for a reconciliation of other non-GAAP measures.

Verizon Communications Inc.

Selected Financial and Operating Statistics

(dollars in millions, except per share amounts)

Unaudited	3/31/09	3/31/08
Debt to debt and Verizon’s equity ratio-end of period (1)	62.3%	41.6%

Book value per common share (1)	$14.73	$17.64

Common shares outstanding (in millions)
End of period	2,841	2,851

Total employees	237,255	230,228

Unaudited	3 Mos. Ended 3/31/09	3 Mos. Ended 3/31/08
Capital expenditures (including capitalized software)
Domestic Wireless	$1,551	$1,722
Wireline	2,003	2,379
Other	153	119

Total	$3,707	$4,220

Cash dividends declared per common share	$.460	$.430

Footnote:

(1)	Calculations are based on the equity position attributable to Verizon, which excludes noncontrolling interests.

Verizon Communications Inc.

Condensed Consolidated Balance Sheets

(dollars in millions)

Unaudited	3/31/09	12/31/08	$ Change

Assets
Current assets
Cash and cash equivalents	$3,979	$9,782	$(5,803)
Short-term investments	372	509	(137)
Accounts receivable, net	11,989	11,703	286
Inventories	2,195	2,092	103
Prepaid expenses and other	3,343	1,989	1,354

Total current assets	21,878	26,075	(4,197)

Plant, property and equipment	221,500	215,605	5,895
Less accumulated depreciation	131,645	129,059	2,586

	89,855	86,546	3,309

Investments in unconsolidated businesses	3,574	3,393	181
Wireless licenses	70,873	61,974	8,899
Goodwill	22,531	6,035	16,496
Other intangible assets, net	7,299	5,199	2,100
Other investments	—	4,781	(4,781)
Other assets	10,841	8,349	2,492

Total Assets	$226,851	$202,352	$24,499

Liabilities and Equity
Current liabilities
Debt maturing within one year	$13,459	$4,993	$8,466
Accounts payable and accrued liabilities	14,403	13,814	589
Other	7,207	7,099	108

Total current liabilities	35,069	25,906	9,163

Long-term debt	55,674	46,959	8,715
Employee benefit obligations	32,149	32,512	(363)
Deferred income taxes	16,998	11,769	5,229
Other liabilities	6,407	6,301	106

Equity
Common stock	297	297	—
Contributed capital	40,108	40,291	(183)
Reinvested earnings	19,588	19,250	338
Accumulated other comprehensive loss	(13,387)	(13,372)	(15)
Common stock in treasury, at cost	(4,837)	(4,839)	2
Deferred compensation - employee stock ownership plans and other	82	79	3
Noncontrolling interest	38,703	37,199	1,504

Total equity	80,554	78,905	1,649

Total Liabilities and Equity	$226,851	$202,352	$24,499

The unaudited consolidated balance sheets are based on preliminary information.

Verizon Communications Inc.

Condensed Consolidated Statements of Cash Flows

(dollars in millions)

Unaudited	3 Mos. Ended 3/31/09	3 Mos. Ended 3/31/08	$ Change

Cash Flows From Operating Activities
Net income	$3,210	$3,049	$161
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	4,028	3,582	446
Employee retirement benefits	502	407	95
Deferred income taxes	604	682	(78)
Provision for uncollectible accounts	358	298	60
Equity in earnings of unconsolidated businesses, net of dividends received	(117)	(90)	(27)
Changes in current assets and liabilities, net of effects from acquisition/disposition of businesses	(393)	(564)	171
Other, net	(1,772)	(1,974)	202

Net cash provided by operating activities	6,420	5,390	1,030

Cash Flows From Investing Activities
Capital expenditures (including capitalized software)	(3,707)	(4,220)	513
Acquisitions of licenses, investments and businesses, net of cash acquired	(5,118)	(931)	(4,187)
Net change in short-term investments	80	241	(161)
Other, net	(14)	92	(106)

Net cash used in investing activities	(8,759)	(4,818)	(3,941)

Cash Flows From Financing Activities
Proceeds from long-term borrowings	7,052	4,194	2,858
Repayments of long-term borrowings and capital lease obligations	(16,865)	(1,182)	(15,683)
Increase in short-term obligations, excluding current maturities	7,908	2,929	4,979
Dividends paid	(1,307)	(1,237)	(70)
Proceeds from sale of common stock	—	9	(9)
Purchase of common stock for treasury	—	(1,001)	1,001
Other, net	(252)	48	(300)

Net cash provided by (used in) financing activities	(3,464)	3,760	(7,224)

Increase (decrease) in cash and cash equivalents	(5,803)	4,332	(10,135)
Cash and cash equivalents, beginning of period	9,782	1,153	8,629

Cash and cash equivalents, end of period	$3,979	$5,485	$(1,506)

Verizon Communications Inc.

Verizon Wireless – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 3/31/09	3 Mos. Ended 3/31/08	% Change

Revenues
Service revenues	$13,075	$10,145	28.9
Equipment and other	2,047	1,524	34.3

Total Revenues	15,122	11,669	29.6

Operating Expenses
Cost of services and sales	4,660	3,585	30.0
Selling, general & administrative expense	4,442	3,529	25.9
Depreciation and amortization expense	1,749	1,300	34.5

Total Operating Expenses	10,851	8,414	29.0

Operating Income	$4,271	$3,255	31.2
Operating Income Margin	28.2%	27.9%

Verizon Communications Inc. Verizon Wireless – Selected Operating Statistics	(numbers in thousands)

Unaudited	3/31/09	3/31/08	% Change

Total Customers	86,552	67,178	28.8
Retail Customers	84,095	65,186	29.0

Unaudited	3 Mos. Ended 3/31/09	3 Mos. Ended 3/31/08	% Change

Total Customer net adds in period (1)	14,496	1,471	*
Retail Customer net adds in period (2)	14,074	1,451	*
Total churn rate	1.47%	1.19%
Retail churn rate	1.47%	1.18%

Footnotes:

(1)	Includes acquisitions and adjustments of 13,219 customers in the first quarter of 2009.

(2)	Includes acquisitions and adjustments of 12,813 customers in the first quarter of 2009.

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

*	Not meaningful

Verizon Communications Inc.

Wireline – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 3/31/09	3 Mos. Ended 3/31/08	% Change

Wireline Operating Revenues (1)
Mass Markets	$4,924	$4,892	0.7
Global Enterprise	3,743	3,876	(3.4)
Global Wholesale Services	2,389	2,632	(9.2)
Other	511	626	(18.4)

Total Operating Revenues	11,567	12,026	(3.8)

Operating Expenses (1)
Cost of services and sales	5,895	6,081	(3.1)
Selling, general & administrative expense	2,766	2,696	2.6
Depreciation and amortization expense	2,215	2,209	0.3

Total Operating Expenses	10,876	10,986	(1.0)

Operating Income	$691	$1,040	(33.6)
Operating Income Margin	6.0%	8.6%

Verizon Communications Inc. Wireline – Selected Operating Statistics	(numbers in thousands)

Unaudited	3/31/09	3/31/08	% Change

Switched access lines in service
Total Residence (includes Primary residence)	20,285	23,189	(12.5)
Primary residence	17,621	19,669	(10.4)

Business	14,685	15,532	(5.5)
Public	227	283	(19.8)

Total	35,197	39,004	(9.8)

Broadband connections	8,925	8,276	7.8
FIOS Internet Subscribers	2,779	1,787	55.5
FIOS TV Subscribers	2,217	1,206	83.8

Footnotes:

(1)	Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Verizon Communications Inc.

Other Reconciliations - Free Cash Flow

	(dollars in millions)
Unaudited	3/31/2009	3/31/2008

Verizon Free Cash Flow

Net cash provided by operating activities	$6,420	$5,390
Less: Capital expenditures	3,707	4,220

Free Cash Flow	$2,713	$1,170

Other Reconciliations – Verizon Wireless
	(dollars in millions)

Unaudited	3 Mos. Ended 3/31/09	3 Mos. Ended 3/31/08

Segment operating income:
Verizon Wireless	$4,271	$3,255
Wireline	691	1,040

Total segments	4,962	4,295
Corporate and other	(22)	126

Consolidated operating income	$4,940	$4,421

Verizon Wireless EBITDA
Operating income	$4,271	$3,255
Add depreciation and amortization expense	1,749	1,300

Verizon Wireless EBITDA	$6,020	$4,555

Verizon Wireless total revenues	$15,122	$11,669

Verizon Wireless service revenues	$13,075	$10,145

Verizon Wireless operating income margin	28.2%	27.9%

Verizon Wireless EBITDA service revenues margin	46.0%	44.9%

(dollars in millions, except Cash Expense per Customer)

Unaudited	3 Mos. Ended 3/31/09	3 Mos. Ended 3/31/08

Verizon Wireless Cash Expense Per Customer
Domestic Wireless cost of services and sales	$4,660	$3,585
Domestic Wireless selling, general & administrative expense	4,442	3,529
Less equipment and other revenue	(2,047)	(1,524)

Cash expense	$7,055	$5,590

Cumulative average customer (millions)	257.70	199.29

Cash expense per customer	$27.38	$28.05

Verizon Communications Inc.

Other Reconciliations –

Pro Forma Combined Selected Financial Results

For the Year Ended December 31, 2008

(dollars in millions)

	Historical	Pro Forma
Unaudited	Verizon (1)	Adjustments (2)	Combined

Operating Revenues	$97,096	$9,156	$106,252

Operating Expenses
Cost of services and sales	$38,801	$2,497	$41,298
Selling, general & administrative expense	25,723	3,210	28,933
Depreciation and amortization expense	14,505	1,155	15,660

Total Operating Expenses	79,029	6,862	85,891

Operating Income	$18,067	$2,294	$20,361

For the Year Ended December 31, 2008 by Quarter

(dollars in millions)

	2008 (2)
Unaudited	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Annual

Operating Revenues	$25,752	$26,366	$27,099	$27,035	$106,252

Y/Y % Change	6.1	5.3	5.8	5.2	5.6

Operating Expenses
Cost of services and sales	$10,006	$10,068	$10,676	$10,548	$41,298
Selling, general & administrative expense	6,992	7,265	7,409	7,267	28,933
Depreciation and amortization expense	3,811	3,872	3,941	4,036	15,660

Total Operating Expenses	20,809	21,205	22,026	21,851	85,891

Operating Income	$4,943	$5,161	$5,073	$5,184	$20,361
Y/Y % Change	15.8	12.1	6.8	10.5	11.2

(1)	Selected financial results before special items adjusted for the adoption of SFAS No. 160, which requires that net income be reported on a consolidated basis and then attributed to controlling and noncontrolling interests. See www.verizon.com/investor for a reconciliation of these non-GAAP measures.

(2)	The unaudited pro forma information contains the actual combined operating results of Verizon and Alltel Corporation (Alltel), with the results as of January 1, 2008 adjusted to include the pro forma impact of the elimination of transactions between Verizon and Alltel; conforming adjustments consisting primarily of reclassifications between service revenue and equipment and other revenue, as well as between cost of service and selling, general and administrative expenses to conform with Verizon's classification of these items in its statement of income; the elimination of management fees paid by Alltel to its former owners for ongoing consulting and management advisory services; and the adjustment of amortization of acquired intangible assets and depreciation of fixed assets based on the preliminary purchase price allocation.

Verizon Communications Inc.

Other Reconciliations –

Wireless Pro Forma Selected Financial Results

For the Year Ended December 31, 2008

(dollars in millions)

	Historical	Pro Forma
Unaudited	Verizon Wireless	Adjustments (1)	Combined

Revenues
Service revenues	$42,635	$7,082	$49,717
Equipment and other	6,697	2,158	8,855

Total Revenues	49,332	9,240	58,572

Operating Expenses
Cost of services and sales	$15,660	$2,581	$18,241
Selling, general & administrative expense	14,273	3,210	17,483
Depreciation and amortization expense	5,405	1,155	6,560

Total Operating Expenses	35,338	6,946	42,284

Operating Income	$13,994	$2,294	$16,288

For the Year Ended December 31, 2008 by Quarter

	(dollars in millions)
	2008 (1)
Unaudited	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Annual

Revenues
Service revenues	$11,828	$12,242	$12,750	$12,897	$49,717
Equipment and other	2,043	2,140	2,316	2,356	8,855

Total Revenues	13,871	14,382	15,066	15,253	58,572

Y/Y % Change	12.9	11.4	12.1	12.3	12.2

Operating Expenses
Cost of services and sales	$4,221	$4,375	$4,832	$4,813	$18,241
Selling, general & administrative expense	4,284	4,354	4,528	4,317	17,483
Depreciation and amortization expense	1,588	1,612	1,655	1,705	6,560

Total Operating Expenses	10,093	10,341	11,015	10,835	42,284

Operating Income	$3,778	$4,041	$4,051	$4,418	$16,288
Y/Y % Change	20.3	16.1	14.3	29.9	20.1

(1)	The unaudited pro forma information contains the actual combined operating results of Verizon Wireless and Alltel Corporation (Alltel), with the results as of January 1, 2008 adjusted to include the pro forma impact of the elimination of transactions between Verizon Wireless and Alltel; conforming adjustments consisting primarily of reclassifications between service revenue and equipment and other revenue, as well as between cost of service and selling, general and administrative expenses to conform with Verizon Wireless' classification of these items in its statement of income; the elimination of management fees paid by Alltel to its former owners for ongoing consulting and management advisory services; and the adjustment of amortization of acquired intangible assets and depreciation of fixed assets based on the preliminary purchase price allocation.

Verizon Communications Inc.

Other Reconciliations – Verizon Wireless Pro Forma

(dollars in millions)

Unaudited	3 Mos. Ended 3/31/08

Segment operating income:
Verizon Wireless	$3,778
Wireline	1,040

Total segments	4,818
Corporate and other	125

Consolidated operating income	$4,943

Verizon Wireless EBITDA
Operating income	$3,778
Add: depreciation and amortization expense	1,588

Verizon Wireless EBITDA	$5,366

Verizon Wireless total revenues	$13,871

Verizon Wireless service revenues	$11,828

Verizon Wireless operating income margin	27.2%

Verizon Wireless EBITDA service revenues margin	45.4%